Exhibit 99.2

GMH COMMUNITIES TRUST, #11041058

November 11, 2005, 10:00 a.m. ET

Third Quarter 2005 Conference Call

Operator

Good morning, ladies and gentlemen, and welcome to the GMH Communities Trust Third Quarter conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star key followed by the zero. As a reminder, this call is being recorded Friday, November 11, 2005.

I would now like to turn the conference over to Claire Koeneman with Financial Relations Board. Please go ahead, ma’am.

C. Koeneman	Thanks and good morning, everyone. Welcome to the GMH Communities third quarter conference call.

A press release regarding the company’s third quarter earnings was distributed yesterday after the close of the market and has been furnished on Form 8-K with the SEC. If you did not receive a copy of the release and would like to view a copy of the company’s third quarter supplemental package, they’re available on the company’s website at www.gmhcommunities.com in the investor relations section.

To be added to the company’s list, please contact me at 312-640-6745 or you can sign up on the website as well. Additionally, we’re hosting a live webcast of today’s call which you can access in that same section or through earnings.com.

Within the company’s third quarter supplemental information package you will find the reconciliation of non-GAAP financial measures to GAAP measures referenced to throughout this call including FFO, AFFO and capitalization rate.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical and are based on the company’s current expectations, estimates and projections about future events, may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include statements regarding the company’s business strategy, expectations regarding the timing and amount of additional student housing acquisitions and military housing project awards, and other projections for 2005. Although the company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from expectations are included in the company’s periodic filings with the SEC. All forward-looking statements speak only as of date on which they are made and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Having gone over all of that, I would like to introduce Gary Holloway, GMH’s Chairman, President and Chief Executive Officer, who’ll begin with his opening remarks. Gary.

G. Holloway	Thank you, Claire, and welcome everyone to our third quarter 2005 conference call.

Before we get into the quarterly results, I’d like to review the format for today’s call. First, I will provide some key observations about our 2005 third quarter operating performance. Next, Brad Harris, our Chief Financial Officer, will provide a review of the company’s third quarter financial results, and then John DeRiggi, our Chief Investment Officer, will provide an update on our acquisition activity. Finally, I will provide guidance which updates our fourth quarter and covers 2006. Following these comments, our executive management team will be available for questions.

Once again, we are pleased to report a very active and successful quarter. With the completion of three full quarters since our initial public offering, we continue to execute our operating strategy.

From a financial perspective, we realized solid results from both our student and military housing segments and are pleased to report earnings per diluted share of $0.05 and Funds From Operations per diluted share of $0.19, in line with our previous guidance.

We raised additional capital through a follow-on offering of common shares which we closed in October. We issued 9.3 million common shares at $14.25 per share, raising net proceeds of approximately $125 million. These funds were used to pay down outstanding indebtedness under our credit facility.

In our student housing division, we remain focused on our core objective of actively driving growth throughout our portfolio. As of September 30, 2005, average occupancy for our portfolio was 97%. In addition, we achieved an average rental rate increase of 2.7% over the previous academic year.

On the acquisitions side, we acquired six properties and two parcels of land,

for a total acquisition cost of approximately $123 million. These properties contain approximately 1,200 units and 3,200 beds, bringing our total portfolio as of the end of the quarter to 52 properties containing approximately of 9,700 units and 31,400 beds.

In October, we closed on two properties totaling approximately $108 million, thereby exceeding our acquisition guidance of $400 million for the year, for a total of $545 million in assets.

We currently manage 18 student housing properties for third parties and we will continue to seek additional third party management contracts as part of our growth initiative.

During the third quarter, we entered into a joint venture with AEW Capital Management to finance the development and construction of two purpose-built student housing properties, with aggregate construction costs of approximately $43.5 million. Construction will be completed by August 2006. We are managing the development and construction of the properties and have an option to purchase AEW’s 90% interest.

We will continue to aggressively manage our operations and focus on high occupancy, target desirable acquisitions and pursue management and development opportunities that complement our existing portfolio.

Turning to our military housing division, we had another strong quarter to report and are pleased with our performance. In July, we partnered with the Army to design, build, manage and maintain the military family housing at Fort Bliss and the White Sands Missile Range. The 50-year project includes a six-year initial development period with project costs valued at approximately $446 million, covering in excess of 3,200 housing units.

We recently submitted to the Army our Community Development Management Plan for the Fort Gordon project. We expect to close on this project at the end of the second quarter in 2006.

We continue to work with the Air Force on their AETC Group I project which is expected to cover approximately 2,800 housing units at bases located in Arizona, Florida, Texas and Oklahoma.

For the remainder of 2005, we anticipate bidding on three military projects, covering 10 military bases with approximately 8,000 housing units and an initial development period costs in excess of $800 million.

We continue discussions with the Army regarding the refinancing of our Fort Carson project which, if completed, could generate up to an additional $50 million for the construction of another 200 housing units.

Regarding BRAC, on November 9, 2005, President Bush and Congress

approved the BRAC Commission’s final report. We expect a positive impact from base realignments on our military housing projects.

With 18 military bases encompassing 15,000 housing units and 5 bases covering approximately 3,700 units under negotiation, we remain a leading provider of military housing solutions.

Thank you, and I now will turn the discussion over to Brad Harris, our Chief Financial Officer.

B. Harris	Thank you, Gary, and good morning. FFO for the quarter was $0.19 per diluted share, which is in line with consensus. Earnings per share for the quarter was $0.05 per diluted share.

Revenue for the quarter attributable to our student housing operations totaled $37.4 million, after excluding $1.3 million of expense reimbursements. Of the $37.4 million in revenue, $1.4 million represents fee income related to managed assets and $600,000 represents development fees related to our joint venture with AEW. Income for the period was $1.6 million before minority interest and income taxes and $700,000 after.

As expected, in the third quarter of 2005 there was an increase in property operating expenses as a result of turnover at our student housing properties. This will be an annually recurring charge as most of our leases commence in August or September to coincide with the beginning of the academic year. Turnover costs averaged $104 per bed.

When we report the fourth quarter 2005 results, we will begin presenting same-store financial information which will provide additional insight into the year-over-year performance of our assets.

Revenue attributable to our military housing operations totaled $8.4 million, after excluding $20.7 million of expense reimbursements. Income before minority interest and income taxes was $7.2 million for the quarter.

The operations of our military housing segment are conducted through our taxable REIT subsidiary. Income taxes for the quarter totaled $921,000. Income after income taxes and minority interest was $2.8 million.

Administrative expenses totaled $3.0 million for the quarter, which is in line with the $12 million we anticipated for the year.

Interest expense totaled $9.0 million for the quarter. As of September 30, 2005, our weighted-average interest rate was 4.98% and our weighted-average debt maturity, excluding our line-of-credit, was almost 7 years.

Excluding our line of credit, variable-rate debt now accounts for only 12.3% of our total debt balance. Including our line-of-credit, variable-rate debt accounts for 28.0% of our total debt. Our debt-to-market capitalization ratio is 43.5% and our variable-rate debt-to-market capitalization ratio is 12.2%.

As Gary mentioned, we closed on our follow-on equity offering in October. The demand for the securities was strong and, accordingly, we were able to upsize the offering and the underwriters exercised their full over allotment option. We sold approximately 9.3 million common shares at $14.25 per share, raising approximately $125 million in net proceeds. We are very pleased with the execution of this transaction.

Bottom line, it was another strong quarter for the company and results continue to be in line with our expectations.

With that, I would now like to turn the call over to John DeRiggi, our Chief Investment Officer, to provide additional details on our acquisition strategy.

J. DeRiggi	Thank you, Brad, and good morning everyone. I’ll begin with a review of our student housing acquisition activity in the 3rd quarter.

We acquired six student housing properties and two parcels of land in the third quarter for a total acquisition price of approximately $123 million. These assets contained approximately 1,200 units and 3,200 beds.

We also completed a joint venture with AEW Capital Management for the development of two projects on land parcels we acquired earlier in the quarter. The two projects have a combined development cost of approximately $43.5 million.

Under this joint venture, we are contributing 10% of the required equity, with AEW contributing the balance. In addition to the equity contributions, the joint venture is obtaining construction loans covering 75% of the total development cost. GMH also retains a right to purchase AEW’s interest in the joint venture.

Subsequent to September 30, we acquired two student housing properties for approximately $108 million. These properties contain 572 units and approximately 1,600 beds.

Year-to-date we’ve acquired 24 operating student housing assets for approximately $550 million, containing approximately 4,750 units and 14,000 beds. We’ve also acquired three land parcels for development.

It’s certainly been an active year for us in terms of new asset purchases. Our total volume for 2005 is approximately $150 million more than our previously stated target of $400 million for the year.

Our portfolio currently consists of 54 owned student housing properties containing approximately 33,000 beds and four land parcels including the two land parcels owned through our AEW joint venture.

Our acquisition prospects remain strong. We’ve been awarded 10 operating assets, with 7 assets under contract or for which we have an option to acquire, and 3 assets under letter of intent for approximately $157 million. We’ve also been awarded 2 parcels for development.

We continue to see ample opportunities for growth. Our pipeline is extensive with in excess of $700 million student housing assets currently under review.

In summary, we are extremely pleased with our 2005 acquisition activity and look forward to continued momentum as we head to 2006.

Thank you for your time. I will now turn the call back to Gary.

G. Holloway	Thank you, John and Brad. In conclusion, we continue to grow our student and military housing portfolios and we are very pleased with our third quarter 2005 operating results.

We reported in our press release distributed yesterday that we have narrowed our 2005 FFO range per diluted share range to $0.84 to $0.86 which reflects the dilutive impact of the newly issued shares from the company’s October follow-on offering. We feel confident in this range despite higher than anticipated increases in utility expenses and real estate tax assessments. We expect our earnings per diluted share to be $0.30 to $0.32.

For the 2006 fiscal year, we announced in our press release and confirm this morning a per diluted share range for FFO of $0.94 to $1.01, and an earnings per diluted share range of $0.37 to $0.44.

We are proud of our team’s accomplishments and we are pleased with our year-to-date performance. This concludes our presentation and we will now open up the call for questions.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection and if you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment please for the first question.

And our first question is from Ross Nussbaum with Banc of America Securities. Please go ahead.

R. Nussbaum	Good morning. I’m here with Karen Ford. A couple questions. First, I was wondering if you can comment on the level of rent growth you’ve seen from colleges and universities at on campus housing and maybe talk a little bit about the rent growth you’ve seen from your competition and how you stack up along those metrics.

J. Coyle

Sure, Ross. This is Joe Coyle. Our rent growth off campus, we’re not on campus generally, has been between 2% and 3% on average this year, 2.7% rental rate growth on the entire portfolio of assets we own today, that’s including assets we did not own last year. Our competitors, what they’ve reported has been net lower than that on average but they tend to be in some larger markets. That’s why we chose the markets that we went after.

R. Nussbaum

I’m really talking specifically about the communities that you compete against and even though I know you’re not on campus, what have the colleges and universities done with their rent increases with dorms coming into this academic year?

J. Coyle

Again the dorms are generally raising their rents higher than we are across the country so I don’t have an average for the entire country, but individually they’ve gone up greater than we have in each of the markets that we’re in.

R. Nussbaum	The next question I’ve got is on the expense side on the student housing. Any thought to trying to pass through more of those utility costs as you sign leases for the next academic year?

G. Holloway

Hi, Ross. This is Gary. As you’re aware, we do have caps in place for our leases that are currently in place today. They range anywhere from $30 to $40 as the cap and we have analyzed that on the trailing 12 months and are looking at how to reduce those caps going forward so that going forward, our income reimbursement will be much higher. The caps that were in place, a lot of those we were saddled with on these acquisitions that took place previously and we also have built into our leases a reimbursement line item for common area expenses on utilities and we will be actively pursuing those from a reimbursement standpoint.

R. Nussbaum	I think Karen’s got a question.

K. Ford

I just want to focus on the guidance. I saw you gave your expected total revenue and expense ranges for ‘06. Can you tell me what your same store revenue and expense growth assumptions are in your guidance?

B. Harris	For next year our same store revenue growth assumptions will be about 2% to 3%.

K. Ford	And on the expense side?

B. Harris	Comparable to that, 2% to 3% I think is fair.

K. Ford

You said in your guidance also that you’re expecting 2 new military contracts to contribute. Are you expecting them to contribute fee income in 2006 given that you haven’t been awarded them yet and it usually takes some time to get them in place?

B. Harris

Given that we have expected to put into our earnings for 2006, we have already won those deals so the 2 deals that we have factored in would be the Fort Gordon project and the AETC Air Force projects. Generally what we’re doing is trailing, so anything that we project to win in 2007 would be awards that we got in 2006 so we don’t really have to win any new deals in order to meet what we’re projecting to get in 2006.

K. Ford	Are there any one time items in your guidance either in the fourth quarter ‘05 or in ‘06, one time income or expense items?

B. Harris

No, there is not. I mean we talked previously regarding the utility reimbursement, but that was never running through our income. We have gotten all that money in prior to this quarter. The thing that we have seen in the fourth quarter is some additional revenue on some construction that is going on at our site so probably our construction revenue is a little bit higher than it has been in previous quarters, but there’s no one time type hits coming through our operations.

K. Ford	And finally what was the cap rate on acquisitions done in the third quarter?

J. DeRiggi

Karen, this is John. We were generally in the low to mid-7s. That cap rate is what we call a fully loaded cap rate. It includes an allocation for a management fee of 4%, that’s underwritten as an expense, and a pro forma $125 per bed reserve expense, each of those underwritten as an expense.

K. Ford	Thanks very much.

Operator	Thank you. Our next question’s from William Acheson with Merrill Lynch. Please go ahead.

W. Acheson

Thank you. I just wanted to be clear on the energy related exposure. The amount you’re exposed to is really the difference between what you budgeted and the cap and since you’re going to be addressing it during the next leasing cycle, July/August/September, it’s really an event that relates to for the most part the first 3 quarters of next year and after that it should be fully addressed. Correct?

B. Harris	That is correct.

J. DeRiggi

Bill, just so we’re square on that, that is not in all of our properties. I would say that probably about 60% have caps in place because we deal with an all inclusive rental agreement. The balance of our properties the tenants pay the utilities.

W. Acheson	So the 40% they pay it anyway?

J. DeRiggi	That’s correct.

W. Acheson

And then is there a way to get a better feel for the magnitude of the increases in the utility expenses you’re going to have to absorb? I mean does your non-reimbursed go from, just pick a number, from 5% of rental revenues to 5.5% of revenues or do you have a metric that would help us better understand that?

B. Harris

Bill, at this point in time we don’t only because these increases have come at us so quickly in September and October. We’re analyzing that. We’ll have a better feel for that probably in early December once we see what’s coming through in November. It’s too early to jump to any conclusions as to where that’s heading. We do feel confident that we have a good handle on it.

W. Acheson

Something in the area of 25 to 50 basis points just based on regular traditional apartment analysis probably seems to be in the ballpark. In any case, how about the same thought process for real estate taxes? It jumped 110 basis points sequentially to 9.7% of rents in the quarter which seems like a very large jump. That’s not a run rate going forward is it?

G. Holloway

No, let me explain that to you, Bill. Actually, in all of our pro formas and all of our cap rates that John quoted previously we had forecasted much higher real estate taxes on the reassessment which normally in our industry has been anywhere from 9 months to a year going forward by the time they would reassess.

What we have found across the country in most municipalities, the local taxing authorities have pushed that up much closer to the acquisition date so even though we have them all forecasted into our models as to those increases taking place, the aggressive reassessment that’s taking place in most municipalities was not really anticipated taking place as quickly as it had. So we have it modeled in. We feel real good about where the numbers are next year, it’s pretty much dead on.

When we buy a property we go into every municipality, we explain to them what the purchase price is. They tell us what their millage rate is. We calculate what the taxes are going to be. We’ve had several surprises across the country where the numbers don’t match up to anything to what they told us it was going to be so we are actively fighting each and every one of these assessments. We’ve taken a very aggressive stance on that and we do expect to get these things in line to where John’s acquisition model was.

B. Harris	Bill, one additional comment as Gary explained. We have a catch up in the third quarter related to the real estate taxes for acquisitions in the first and second quarter that are experiencing just what Gary described so when you asked about the run rate it’s a little higher than the ongoing run rate in the third quarter due to that catch up.

W. Acheson

Okay, that’s very helpful, Brad. With respect to ‘06 guidance, is it possible to give us  what accounts for the difference between the upper and lower range of the guidance? Is it acquisition, acquisition volume?

B. Harris

No, the acquisition volume as we described in the attachment to the press release is $400 million for next year and that is the same in both the high and low end of the range. Other things relate to some of the room for utilities, what we’re seeing in real estate taxes, the dilution is reflected in the numbers. There’s certainly some activity in there related to, excuse me, development

G. Holloway

We’ve actually programmed, Bill, quite a bit for development next year on land parcels that we have so hopefully if everything goes as we predict, that kinds of adds a big range differential for us. Also we’re leaving ourselves a cushion on the military side. Even though aggressively dealing with Fort Gordon and AETC we do not want to make a mistake assuming that they’re going to close. We’ve never missed on a closing once we’ve gone under exclusive negotiations, but we are finding that in dealing with the Air Force in this particular case it’s different than dealing with both the Army and the Navy so we are leaving ourselves some cushion.

B. Acheson	Okay so it sounds like one of the larger variances could be joint venture development fees on the land parcels.

G. Holloway	No question about it.

B. Acheson	Do you guys have a carrying value for all the parcels that you have right now that you haven’t started developing on?

G. Holloway	You mean the total land value or the total to be developed value?

B. Acheson	The land value, what you bought it for.

J. DeRiggi

Bill, the two parcels that we purchased that are in the AEW transaction is about $4 million. I’m sorry, those 2 are about $3 million in purchase cost and we own that 90/10 with AEW. We have 2 others. One at the University of Illinois, adjacent to a property we own and one in Johnson City, Tennessee. The Johnson City, Tennessee property and the University of Illinois property combined are about $4 million all-in for $4 million in price for those parcels.

B. Acheson

Okay and one last question with respect to the legal and the military and I know I ask this every quarter, but have you gotten any deeper into the issue of the military’s right to, in the future or the present, close the base without paying a “termination fee”? It seems to me that there’s got to be something in the contract language that you signed with these folks that say that if you change your mind, there has to be some sort of termination fee. Any more information on that?

B. Robinson

Well, if you’re referring to BRAC I think what really ends up happening is we have a lien on that property for 50 years so if one of the services wants to close a base down, they generally want to get rid of the ground and move on. The fact that we’re sitting there with a lien means that we’re going to have to sit at the table.

If you look at the legal documents there’s nothing in the legal documents that say that if they close a base they have to pay us a termination fee. But I think the reality of the situation is that if there is a closure they will have to sit down and work something through with us.

B. Acheson	Okay and in that respect Walter Reed would be a very interesting negotiation I would imagine.

B. Robinson

Our feeling with regards to Walter Reed is that the proximity to the new hospital that’s being built is not that different from the existing hospital site so we believe once this new hospital opens which could be 6 years from now that the likelihood that the people that live in that site will continue to live in that site.

It’s not that big of a parcel, it’s about 240 units so from our standpoint we believe that that’s going to continue to not have a problem with leasing.

B. Acheson	Thank you very much.

Operator	Thank you. Our next question is from Kent Green with Boston American Asset Management. Please go ahead.

K. Green	Yes, my question pertains to the 14,000 beds. What percentage of those beds are on a full 12 month lease and how many are co-signed by parents and how many on a lessor lease?

B. Harris	You mean those that we acquired this year? Our portfolio’s actually about 33,000 beds.

K. Green	Okay, the 33,000 beds, total portfolio.

B. Harris	Most of those leases are 12 months with parent guarantees. Joe, 95%?

J. Coyle	About 95% of the leases are signed with guarantors. The only ones that are not would be international students and students that meet the income criteria of fair housing.

K. Green	And they all have a 12 month lease?

J. Coyle	95% of them, yes. We do have some slip off in the summer.

K. Green	The second question is with cap rates, you said it was what, 7% or so?

J. DeRiggi	Low to mid-7s, that’s the range.

K. Green	Yeah, low to mid-7s. Has that been moving up or down? Because we’re hearing some lower cap rates from some other people.

J. DeRiggi	Cap for GMH has been pretty consistent over the last 12 months or so. We’ve not been going down into those lower cap rates that you’re hearing.

K. Green	And it’s the company’s policy not to go down?

J. DeRiggi	That’s right.

K. Green	As far as positioning, we’re hearing smaller, lesser colleges where you’re taking risk of enrollment growth. How do you combat that possibility?

J. DeRiggi	Are you saying that you’ve heard that from us, that we’re taking

K. Green	No, no, that we’re seeing other companies taking smaller private colleges where you may have future enrollment problems.

J. DeRiggi	I suppose I can’t really comment on that, what the other companies are saying. We’re typically not at private universities, we’re at public schools.

K. Green	Okay, that’s what I wanted to hear so you don’t have any interest in You pick the colleges based on where you don’t take risk of enrollment growth?

G. Holloway

We do not. Ken, this is Gary Holloway. We really in doing our due diligence I mean growth is a very important thing for us. Not to say we won’t target smaller schools. One of our big targets right now is student population of anywhere from 5,000 to 20,000 students. If we were to do something below that it’d probably be on a selected basis where we were asked to go in.

K. Green

How much longer do you think, Gary, will this rent increase be less than what the colleges themselves are charging? We know that the colleges usually have older facilities, probably not as well managed as yours. It would appear that we should be getting the same rent increases if your facilities are so much better and offer more flexibility.

G. Holloway

I guess the one multiple that you have to add into that is they’re kind of captive there, Kent, so controlling the cost from the college’s standpoint in the 20 some years that I’ve been in the business I’ve never experienced the outside market pushing rents higher than the universities or colleges themselves and I don’t think that that’s a trend that’s going to change any time soon. Remember their groups are completely captive so if they want to force freshmen or sophomores, or even juniors to live on campus, they can make those moves and pretty much get the rents that they want to achieve.

J. DeRiggi

Kent, this is John DeRiggi again. I wanted to clarify my comment on cap rates. What we discussed was an overall average in our pro forma and what we’ve been buying on an overall average, but there are instances where we will buy at lower cap rates than I just quoted. Upside deals, buying vacancy, markets where the rental rate growth we project to be greater than our 2% to 3% average so on an IRR standpoint it still works out, but the going in cap in those instances will be lower.

K. Green	Where are you seeing the competition in cap rates? Are you seeing the competition from ?

J. DeRiggi	In the 6s based on what we’ve been reading, I’m sure the same thing you’ve been reading.

K. Green	Very good. Thank you.

Operator	Thank you. Our next question is from Bill Crow with Raymond James. Please go ahead.

B. Crow

Good morning. Most of my questions have been answered, but just drilling down on the cap rate issue for a second. With the rising operating costs, with higher interest rates, have you seen any more willingness on the part of sellers to market their properties and have some of the private buyers stepped away so that competition is shifted mostly against your public peers? Could you describe the landscape and would you anticipate that cap rates might come up a little bit given these dynamics?

G. Holloway

Hi, Bill, it’s Gary. What we’ve seen really in the last 30 days is a lot of product is now coming to market. I think a lot of the sellers that anticipated cap rates staying down are seeing 2 things. Number one, they’re seeing the same utility increases that we’re seeing. They’re seeing the same tax increases that we’re seeing. For the most part what’s been reported we have not reported this and we do not have this taking place in our portfolio, but we’re hearing that a lot of them have personnel costs that have gone up. So when you add that mixture and combine it with what the fear is with interest rates going up, I believe they’re looking to say hey let me see if I can’t still get out of the market at cap rates that I thought were better than what I could have previously sold at.

We’re seeing more product coming on actually and a lot of that again, Bill, as we’ve always said, we do not chase product that’s broadly marketed. Not to say that we won’t get involved in looking at portfolios and their values, but for the most part we’re not going to pay for something that we think is overpriced at the time and we’ve proven it.

All through last year most of our product that we bought I would say, John, probably a good 90% to 95% were door knocks so that’s still our philosophy. We still have a tremendous pipeline, as John mentioned. The pipeline’s close to $700 million today and we have close to $210 million locked and loaded, ready to go next year.

B. Crow	Great. Thank you for your comments.

G. Holloway	You’re welcome.

Operator	Thank you. Our next question is a follow up question from Ross Nussbaum. Please go ahead.

R. Nussbaum	Hey, guys, I’m looking at your supplemental, the last page, the chart you put in on the military housing revenue which I think is a new chart this quarter. Is that right?

G. Holloway	That’s correct. Well actually that chart was produced, Ross, on our road show.

R. Nussbaum

There you go, which we’re not allowed to see. Okay. Can you walk me through the rationale as to why if I did it on a same base basis why are the revenues going down from 2006 through 2009? It looks like you’re bridging a gap through revenues from new anticipated projects. But what are the reasons behind the base decline?

B. Robinson

Ross, I think that the base thing is a lot of these, the way they’re structured, the initial development period can vary anywhere from 3 years to 8 years and the timing of when certain construction is completed also varies. I think what you start to see is as you start to move out into 2007, 2008, 2009, some of the bases that had 3 year initial development and construction periods are starting to phase down or fall away. Other bases that might have had a longer period, the construction may have been scheduled so that a lot of it was front end loaded.

I think what you’re seeing is a little bit of the timing issues that go on when we’re trying to do our construction and development in this part of the business.

R. Nussbaum	And it looks like it’s the Navy Northeast bases that sort of see the most?

B. Robinson

Yeah, when you look at what’s going on in 2006 and 2007 you see a lot of work being done and you see that factoring downward in 2008, 2009 and 2010. So a lot of that work is front end loaded and then we’ll finish out some of the rest of the work as the project continues forward.

R. Nussbaum	Okay, so the BRAC closings really have very minimal impact on the numbers I’m sort of seeing here?

B. Robinson

That’s correct. The purpose of this, there’s been a lot of comments from people regarding how they could better understand the military business and what we are trying to do with this schedule is when we say that we win a deal that’s $200 million, or $300 million, or $400 million and people are trying to sit there and say what does that mean from a revenue standpoint, we’re hopeful that this will help people get a better understanding of the revenue that those victories and awards will generate for the company.

R. Nussbaum	Are any of the awards that you’ve put on this page reflecting single soldier or is this all family?

B. Robinson

No, we have not projected anything for single solider. There is a single soldier solicitation that’s coming out on November 15th with the Navy, that is the second pilot program. The Army is also trying to put forth a pilot program at 3 locations. One of those 3 locations is at Fort Bliss, so if the Army’s program continues to move forward which we expect it to, we will be one of the first pilot programs there. None of that has been built in.

In addition, none of the gains from potential realignment have been built in here also so we’re expecting to see some substantial gains at Fort Carson as well as Fort Bliss and possibly Fort Stuart and none of those gains have been reflected here. This is just what we have in place with what we believe are relatively conservative assumptions of what we’re going to win over the next 3 years or so.

R. Nussbaum	Okay and then the final question I have is, is there any thought to what’s going on overseas with respect to military housing, U.S. bases that are not in the U.S. and any role you can play there?

B. Robinson

We have looked into some of that information. I think what you’re seeing is a couple different things. Number one, certainly in Europe you’re seeing a lot of changes with regards to some of those bases being closed and those soldiers moving back Stateside. There are some other locations that are not in the Continental United States. The expectation is the Navy’s going to have something coming out soon in Guam and they’ve approached us as to whether we would have an interest in pursuing that.

We’re trying to pursue opportunities. In a situation like that, we would look to team up with a strategic partner that would maximize our upside, but certainly protect ourselves from getting involved in a marketplace that we’re not really well versed in.

R. Nussbaum	Thank you.

Operator	Thank you. Management, there are no further questions at this time. Please continue with any closing remarks you may have.

G. Holloway

Thank you, everyone, for attending this morning’s call. As I said, we’re very happy with our results for the third quarter. We’re working very aggressively on the fourth quarter and towards next year and we look forward to being able to get positive results for those.

Thanks for joining us today and have a great day.

Operator

Thank you, sir. Ladies and gentlemen, this concludes the GMH Communities Trust third quarter conference call. If you would like to listen to a replay of today’s conference call, please dial 303-590-3000 or 1-800-405-2236 with access code 11041058 followed by the pound sign.

                        You may now disconnect and have a wonderful day.